Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-191540 of Dynegy Inc. on Form S-3 and Registration Statement No. 333-184590 of Dynegy Inc. on Form S-8, of our report dated September 26, 2014, relating to the combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary (the “Company”) as of and for the years ended December 31, 2013, 2012 and 2011 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the sale of the Company), appearing in the Current Report on Form 8-K of Dynegy Inc. dated October 6, 2014.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

October 6, 2014